Exhibit 99.1

Strayer Education, Inc. Reports Fourth Quarter Enrollment, Revenues, and Earnings

--Strayer University Fourth Quarter New Enrollment Up 4%, Total Enrollment Up 6%--

--Full Year 2017 New Enrollment Up 6%, Total Enrollment Up 6%--

--Full Year 2017 Revenue Up 3%--

--6% New and Total Enrollment Growth Anticipated for Q1 / Winter 2018--

--Strayer to Open New Macon, GA Campus in Q1, its First Since 2012--

--Stockholders Approve Merger with Capella, Close Anticipated in Q3--

HERNDON, Va.--(BUSINESS WIRE)--March 1, 2018--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended December 31, 2017. Financial highlights are as follows:

Three Months Ended December 31:

  For the fourth quarter, student enrollment at the Company’s main operating unit, Strayer University, increased 6% to 48,144 compared to 45,509 for the same period in 2016. New student enrollment for the period increased 4% and continuing student enrollment increased 6%.
  Revenue was $118.7 million compared to $119.3 million for the same period in 2016, as higher enrollment was offset by lower revenue per student due to higher scholarships during the fall term.
  Income from operations decreased to $11.7 million from $19.7 million for the same period in 2016, due to costs associated with the Company’s pending merger with Capella Education Company. Adjusted income from operations increased 10% to $20.2 million from $18.4 million in the same period in 20161.

  1 For more information on adjusted results and other non-GAAP financial measures discussed in this press release, refer to the information on pages 8 through 11.
  The Tax Cuts and Jobs Act of 2017 reduced the corporate tax rate and thus reduced the value of the Company’s net deferred tax assets by $11.4 million as of December 31, 2017. As a result, the Company recorded a net loss of $6.5 million compared to net income of $11.7 million in the same period in 2016. Adjusted net income grew 18% to $12.3 million from $10.5 million for the same period in 2016.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $16.7 million compared to $24.2 million in 2016. Adjusted EBITDA increased 6% to $28.6 million from $26.9 million in the same period in 2016.
  Net loss per share was $0.61 compared to diluted earnings per share of $1.07 for the same period in 2016. Adjusted diluted earnings per share grew 15% to $1.09 from $0.95 for the same period in 2016. Diluted weighted average shares outstanding increased 3% to 11,273,000 from 10,971,000 for the same period in 2016.

Year Ended December 31:

  Revenues increased 3% to $454.9 million compared to $441.1 million for the same period in 2016, principally due to higher enrollment partially offset by lower revenue per student.
  Income from operations was $52.2 million compared to $57.5 million for the same period in 2016. Adjusted income from operations grew 4% to $56.6 million from $54.3 million for the same period in 2016. Adjusted operating income margin increased slightly to 12.4% from 12.3% for the same period in 2016.
  Net income was $20.6 million compared to $34.8 million for the same period in 2016. Adjusted net income grew 8% to $34.9 million from $32.3 million for the same period in 2016.
  EBITDA was $70.9 million in 2017 compared to $75.3 million in 2016. Adjusted EBITDA increased 4% to $88.7 million from $85.1 million in the same period in 2016.
  Diluted earnings per share was $1.84 for 2017 compared to $3.21 for the same period in 2016. Adjusted diluted earnings per share grew 4% to $3.11 from $2.98 for the same period in 2016. Diluted weighted average shares outstanding increased 3% to 11,199,000 from 10,845,000 for the same period in 2016.

Balance Sheet and Cash Flow

At December 31, 2017, the Company had cash and cash equivalents of $155.9 million and no debt. Cash flow from operations grew 26% to $56.2 million, from $44.5 million during 2016. Capital expenditures for 2017 were $18.1 million compared to $13.2 million for the same period in 2016.

For the fourth quarter of 2017, bad debt expense as a percentage of revenues was 5.8% compared to 4.6% for the same period in 2016.

The Company had $70.0 million of share repurchase authorization remaining at December 31, 2017. No shares were repurchased in the fourth quarter of 2017.

Q1 2018 Outlook

Total enrollments at Strayer University for the first quarter 2018 are anticipated to grow 6% to approximately 46,100 students from 43,387 students for the same period in 2016. New student enrollments and continuing student enrollments are expected to increase approximately 6% each. Revenue per student for the first quarter is expected to decrease by approximately 5% due primarily to higher continuation of students participating in new scholarship programs launched in the fall term 2017. Notwithstanding continued declines in revenue per student, the Company expects year over year revenue growth in the first quarter. Additionally, the Company expects the tax rate for the first quarter to be in the range of 21% to 22%, excluding the impact of non-deductible merger costs.

New Campus Openings

The Company announced today that it plans to open three to five new campus locations in 2018. The first new campus, located in Macon, Georgia, will open for the start of the spring academic term. The Macon campus and subsequent new campuses will incorporate a new smaller cost-efficient design intended to service a student body that values a brick-and-mortar presence, even while taking an increasing majority of their courses online.

Common Stock and Common Stock Equivalents

At December 31, 2017, the Company had 11,167,425 common shares issued and outstanding, including 466,128 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that it declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on March 19, 2018 to shareholders of record as of March 12, 2018.

Merger Update

On January 19, 2018, stockholders of both Strayer Education, Inc. and Capella Education Company approved all proposals related to the pending merger. On February 27, 2018, the U.S. Department of Education completed its pre-acquisition review of the transaction without any material conditions, and the U.S. Federal Trade Commission in November 2017 granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger, which is anticipated to close in the third quarter of 2018, is subject to the satisfaction of customary closing conditions, including approval by the Higher Learning Commission.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2017 earnings results at 8:30 a.m. (ET) tomorrow morning, March 2, 2018. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is educating a more competitive and qualified workforce by solving higher education’s most challenging problems. It includes Strayer University, a regionally accredited institution that delivers affordable degree programs for working adults, and a Top 25 Princeton Review-ranked executive MBA program through the Jack Welch Management Institute. Non-degree web and mobile application development courses are offered through the New York Code + Design Academy. Strayer also transforms the workforces of its corporate partners through customized degree and professional development programs. By deploying innovative teaching methods and technologies that enhance student learning outcomes, Strayer makes it possible for working adults to acquire the skills they need to succeed in today’s rapidly changing economy.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties, and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, risks associated with the Company’s pending merger with Capella Education Company, including the risk that the merger might not be completed on the agreed terms or at all, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2016	2017	2016	2017

Revenues	$119,279	$118,707	$441,088	$454,851
Costs and expenses:
Instruction and educational support	64,851	65,118	241,026	245,177
Marketing	17,591	17,840	79,025	82,574
Admissions advisory	4,661	4,681	17,832	19,494
General and administration	12,522	19,380	45,733	55,397
Total costs and expenses	99,625	107,019	383,616	402,642
Income from operations	19,654	11,688	57,472	52,209
Investment income	135	342	462	1,079
Interest expense	161	161	642	642
Income before income taxes	19,628	11,869	57,292	52,646
Provision for income taxes	7,910	18,364	22,490	32,034
Net income	$11,718	$(6,495)	$34,802	$20,612

Earnings per share:
Basic	$1.10	$(0.61)	$3.28	$1.93
Diluted	$1.07	$(0.61)	$3.21	$1.84

Weighted average shares outstanding:
Basic	10,616	10,701	10,610	10,678
Diluted	10,971	11,273	10,845	11,199

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$129,245	$155,933
Tuition receivable, net	20,532	23,122
Other current assets	10,766	11,293
Total current assets	160,543	190,348
Property and equipment, net	73,124	73,763
Deferred income taxes	31,096	24,452
Goodwill	20,744	20,744
Other assets	13,189	11,971
Total assets	$298,696	$321,278

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,132	$46,177
Income taxes payable	1,883	1,038
Deferred revenue	16,691	21,851
Other current liabilities	133	—
Total current liabilities	59,839	69,066
Other long-term liabilities	50,483	43,015
Total liabilities	110,322	112,081
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,093,489 and 11,167,425 shares issued and outstanding at December 31, 2016 and December 31, 2017, respectively	111	112
Additional paid-in capital	35,453	47,079
Retained earnings	152,810	162,006
Total stockholders' equity	188,374	209,197
Total liabilities and stockholders' equity	$298,696	$321,278

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the year ended December 31,
	2016	2017
Cash flows from operating activities:
Net income	$34,802	$20,612
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(281)	(133)
Amortization of deferred rent	(1,441)	(1,780)
Amortization of deferred financing costs	262	262
Depreciation and amortization	17,817	18,733
Deferred income taxes	(8,697)	6,429
Stock-based compensation	10,767	11,627
Changes in assets and liabilities:
Tuition receivable, net	(1,453)	(3,250)
Other current assets	(3,949)	(527)
Other assets	(1,865)	1,582
Accounts payable and accrued expenses	(262)	4,468
Income taxes payable	(408)	(629)
Deferred revenue	7,018	8,212
Other long-term liabilities	(7,800)	(9,451)
Net cash provided by operating activities	44,510	56,155

Cash flows from investing activities:
Purchases of property and equipment	(13,161)	(18,051)
Cash used in acquisition, net of cash acquired	(7,635)	—
Net cash used in investing activities	(20,796)	(18,051)

Cash flows from financing activities:
Payments of contingent consideration	(1,358)	—
Common dividends paid	—	(11,416)
Net cash used in financing activities	(1,358)	(11,416)
Net increase in cash and cash equivalents	22,356	26,688
Cash and cash equivalents - beginning of period	106,889	129,245
Cash and cash equivalents - end of period	$129,245	$155,933

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$349	$1,734

Non-GAAP Financial Measures

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules that follow reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for income from operations, net income, earnings per share or any other comparable financial measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate the Company’s financial performance because those non-GAAP measures allow for period-over-period comparisons of its ongoing operations before the impact of these items. These measures are Adjusted Income from Operations, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share (EPS). We define Adjusted Income from Operations, Adjusted Net Income and Adjusted EPS to exclude (1) fair value adjustments related to the Company’s acquisition of the New York Code + Design Academy and the related tax effects, and adjustments to the Company’s reserve for leases on facilities no longer in use and (2) charges associated with the Company’s previously announced merger with Capella Education Company and severance charges associated with a staff reduction program. We define Adjusted Net Income and Adjusted EPS to also exclude adjustments to the provision for income taxes which include a reduction in the value of the Company’s deferred tax asset as a result of the impact of the Tax Cuts and Jobs Act of 2017. We define EBITDA as net income before provision for income taxes, investment income, interest expense, depreciation and amortization, and from this amount in arriving at Adjusted EBITDA we also exclude the amounts in (1) and (2) above and stock-based compensation expense. These non-GAAP measures are reconciled to the most directly comparable GAAP measures on pages 9 through 11. Non-GAAP measures should not be viewed as substitutes for GAAP measures.

STRAYER EDUCATION, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED INCOME FROM OPERATIONS, ADJUSTED NET INCOME, AND ADJUSTED EPS (Amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2017
		Non-GAAP Adjustments
	As Reported (GAAP)	Fair Value Adjustments (1)	Merger Costs (2)	Deferred Tax Asset (3)	As Adjusted (Non-GAAP)
Income from operations	$11,688	$—	$8,465	$—	$20,153
Investment income	342	—	—	—	342
Interest expense	161	—	—	—	161
Income before income taxes	11,869	—	8,465	—	20,334
Provision for income taxes	18,364	802	241	(11,375)	8,032
Net (loss) income	$(6,495)	$(802)	$8,224	$11,375	$12,302
(Loss) earnings per share:
Basic **	$(0.61)	$(0.07)	$0.77	$1.06	$1.15
Diluted **	$(0.61)	$(0.07)	$0.73	$1.01	$1.09
Weighted average shares outstanding:
Basic	10,701	—	—	—	10,701
Diluted	11,273	—	—	—	11,273

	For the Three Months Ended December 31, 2016
		Non-GAAP Adjustments
	As Reported (GAAP)	Fair Value Adjustments (1)	Merger Costs (2)	Deferred Tax Asset (3)	As Adjusted (Non-GAAP)
Income from operations	$19,654	$(1,260)	$—	$—	$18,394
Investment income	135	—	—	—	135
Interest expense	161	—	—	—	161
Income before income taxes	19,628	(1,260)	—	—	18,368
Provision for income taxes	7,910	—	—	—	7,910
Net income	$11,718	$(1,260)	$—	$—	$10,458
Earnings per share:
Basic **	$1.10	$(0.12)	$—	$—	$0.99
Diluted **	$1.07	$(0.11)	$—	$—	$0.95
Weighted average shares outstanding:
Basic	10,616	—	—	—	10,616
Diluted	10,971	—	—	—	10,971

** Earnings per share data may not foot due to rounding.

(1)	Reflects reductions to the value of contingent consideration related to the Company’s acquisition of the New York Code + Design Academy and the related tax effects.
(2)	Reflects charges associated with the Company’s previously announced merger with Capella Education Company and severance costs associated with a staff reduction program.
(3)	Reflects a reduction in the value of the Company’s net deferred tax assets in connection with the passage of the Tax Cuts and Jobs Act of 2017.

STRAYER EDUCATION, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED INCOME FROM OPERATIONS, ADJUSTED NET INCOME, AND ADJUSTED EPS (Amounts in thousands, except per share data)

	For the Twelve Months Ended December 31, 2017
		Non-GAAP Adjustments
	As Reported (GAAP)	Fair Value Adjustments (1)	Merger Costs (2)	Deferred Tax Asset (3)	As Adjusted (Non-GAAP)
Income from operations	$52,209	$(7,512)	$11,879	$—	$56,576
Investment income	1,079	—	—	—	1,079
Interest expense	642	—	—	—	642
Income before income taxes	52,646	(7,512)	11,879	—	57,013
Provision for income taxes	32,034	(82)	1,565	(11,375)	22,142
Net income	$20,612	$(7,430)	$10,314	$11,375	$34,871
Earnings per share:
Basic **	$1.93	$(0.70)	$0.97	$1.07	$3.27
Diluted **	$1.84	$(0.66)	$0.92	$1.02	$3.11
Weighted average shares outstanding:
Basic	10,678	—	—	—	10,678
Diluted	11,199	—	—	—	11,199

	For the Twelve Months Ended December 31, 2016
		Non-GAAP Adjustments
	As Reported (GAAP)	Fair Value Adjustments (1)	Merger Costs (2)	Deferred Tax Asset (3)	As Adjusted (Non-GAAP)
Income from operations	$57,472	$(3,213)	$—	$—	$54,259
Investment income	462	—	—	—	462
Interest expense	642	—	—	—	642
Income before income taxes	57,292	(3,213)	—	—	54,079
Provision for income taxes	22,490	(748)	—	—	21,742
Net income	$34,802	$(2,465)	$—	$—	$32,337
Earnings per share:
Basic **	$3.28	$(0.23)	$—	$—	$3.05
Diluted **	$3.21	$(0.23)	$—	$—	$2.98
Weighted average shares outstanding:
Basic	10,610	—	—	—	10,610
Diluted	10,845	—	—	—	10,845

** Earnings per share data may not foot due to rounding.

(1)	Reflects reductions to the value of contingent consideration related to the Company’s acquisition of the New York Code + Design Academy and the related tax effects, and adjustments to the Company’s reserve for leases on facilities no longer in use.
(2)	Reflects charges associated with the Company’s previously announced merger with Capella Education Company and severance costs associated with a staff reduction program.
(3)	Reflects a reduction in the value of the Company’s net deferred tax assets in connection with the passage of the Tax Cuts and Jobs Act of 2017.

STRAYER EDUCATION, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED EBITDA (Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Net income (loss)	$11,718	$(6,495)	$34,802	$20,612
Provision for income taxes	7,910	18,364	22,490	32,034
Investment income	(135)	(342)	(462)	(1,079)
Interest expense	161	161	642	642
Depreciation and amortization	4,541	5,014	17,817	18,733
Stock-based compensation	3,437	3,058	10,767	11,627
Fair value adjustments (1)	(742)	381	(946)	(5,757)
Merger related costs (2)	—	8,441	—	11,855
Adjusted EBITDA (3)	$26,890	$28,582	$85,110	$88,667

(1)	Reflects reductions to the value of contingent consideration related to the Company’s acquisition of the New York Code + Design Academy and the related tax effects, and adjustments to the Company’s reserve for leases on facilities no longer in use.
(2)	Reflects charges associated with the Company’s previously announced merger with Capella Education Company and severance costs associated with a staff reduction program.
(3)	Denotes non-GAAP financial measures. Please see pages 8-10 for more detail regarding these adjustments and management’s reasons for providing this information.

CONTACT:
Strayer Education Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
(703) 713-1862
daniel.jackson@strayer.edu